Exhibit 10.104

                              LICENSE AGREEMENT

This Agreement, effective as of this 9th day of February, 2004, by and between Universal Chemical Technologies, Inc., a Florida Corporation, and UCT Defense, LLC, a Delaware Limited Liability Company, both doing business at 7825 S.W. Ellipse Way, Stuart, Florida 34997 hereafter collectively ("UCT") and IGI with mailing address at 105 Lincoln Avenue, Buena, New Jersey 08310-0687, hereinafter ("Licensee")

                                  RECITALS

      Whereas, UCT has rights to certain confidential, patented and proprietary technical knowledge to utilize a new, proprietary electroless nickel boride metal finishing process known as Ultracem, and UCT is actively seeking to have its plating process utilized and implemented on a wide scale by entering into Agreements with qualified companies and individuals; and

      Whereas, Licensee has the facilities and skilled personnel for commercial application of electroless metal coatings, and

      Whereas, Licensee desires to use UCT's proprietary plating process and trademarks rights and purchase UCT's proprietary chemistry to commercially exploit the ULTRACEM Technology, and

      Whereas UCT desires to license its proprietary plating process and the Marks ULTRACEM and CEMKOTE to Licensee.

I.    DEFINITIONS

      As used herein, the following terms shall have the given meanings:

      1.1 "Proprietary information" shall mean information developed by UCT and pertinent to the preparation and operation of plating baths for the deposition of the electroless nickel-boron coating to the extent not disclosed in the UCT Patent or any published applications for the patent in therewith.

      1.2 "Licensed Process" shall mean the process for depositing ULTRACEM and related electroless nickel-boron coatings described in UCT's Patents.

      1.3 "Licensed Marks" shall mean the Licensed Marks, ULTRACEM and CEMKOTE used by UCT plus future trademarks owned and utilized by UCT.

      1.4 "License Year" shall mean the 12-month period including and immediately following the commencement of licensed operations in Licensee's facility and each 12-month period thereafter.

      1.5   "Licensee's Facility" shall mean those premises located at

            ---------------------------------------------------------.

II.   LICENSE GRANT

      2.1   UCT grants to Licensee, subject to the terms of this Agreement:

            a. A non-exclusive license to use or perform the Licensed Process, excluding UCT's diamond coating technology, for commercial and military applications in Licensee's Facility;

            b. A non-exclusive license to use the Licensed Marks in the Territory in connection with Licensee's business of applying metal coatings using the Licensed Process for commercial and military applications in Licensee's Facility.


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            c.    UCT shall not grant licenses to other job shops within a
                  radius of 150 miles of Licensee's Facility, the ("Territory") unless they become approved sub-licensees of Licensee herein.

            d. Other UCT licensee located outside of the Territory shall have the right to service any of their customers located in the Territory.

            e. UCT shall have the right to grant exclusive and non-exclusive licenses to OEM's, described in Article V hereinafter, within the Territory who wish to operate captive plating facilities using the said Licensed Process and Marks.

            f. Licensee shall actively assist UCT to identify prospective sub-licensees in the Territory to utilize the said Licensed Process and Marks. UCT shall pay to Licensee five (5%) percent of all chemistry sales, payable on a cash collected basis, to said sub-licensees developed by Licensee in the Territory.

      2.2 Licensee shall not modify, copy, duplicate, reproduce, license or sublicense ULTRACEM, the Licensed Process, UCT chemistry or UCT confidential information, or transfer or convey any interest therein to any third party without the express prior written consent of UCT.

III.  UCT'S OBLIGATIONS

      3.1 Disclosure of Proprietary Information. Within ten (10) business days of the execution of this Agreement UCT shall provide Licensee with a written description of plating bath preparation and operating procedures for the Licensed Process. If not part of UCT's Patent, it is understood that such information is Proprietary Information and will be maintained by Licensee subject to the confidentiality provisions of Paragraph 4.3 hereinbelow.

      3.2 Plating Bath Chemicals. UCT agrees to sell to Licensee, and Licensee agrees to purchase from UCT all of Licensee's requirements for coating bath chemicals mixture for the Licensed Process. The initial price for bath chemical mixtures ("bath chemical pre-mixes") are set forth in Exhibit A attached hereto and made a part hereof. UCT shall give Licensee thirty days notice of the effective date of any price increases. UCT's prices for bath chemicals to Licensee, in each instance, shall be no more than that charged by UCT in the U.S. to other parties for comparable volume purchases.

            Licensee shall keep UCT apprised of its existing and projected inventories of the bath chemicals used in the Licensed Process, and Licensee agrees to give UCT reasonable notice of needs for supplementation of inventories of such chemical mixtures.

      3.3 Training. UCT shall consult with and provide training and technical services to Licensee pertinent to preparation and operation of the coating baths used to carry out the Licensed Process. It is contemplated that all training provided by UCT shall be by technical employees of UCT. Such consultation shall involve no more than 40 man-hours during the first calendar quarter of this Agreement. UCT shall provide such training at no cost to Licensee except for reimbursement of UCT's actual and reasonable expenses for travel, including meals and lodging, necessary to provide consultation and advice to Licensee. Payment of all undisputed amounts for travel reimbursement invoiced by UCT shall be paid by Licensee not later than thirty (30) days following the date of such invoice. Required training in excess of the above stated quarterly maximum man-hours shall be provided by UCT at a rate of $50.00 per man-hour plus travel expenses.

            UCT shall provide up to 5 days of training in its Stuart Florida facility at no charge but Licensee shall pay all of its own out of pocket expenses.

      3.4 UCT shall deliver a complete UltraCem operations manual to Licensee and all necessary technical data sheets and MSDS sheets.

      3.5 Waste Product Management. It is acknowledged by both parties that spent baths from the Licensed Process and solid wastes derived therefrom could be analyzed by third parties to


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            reveal valuable proprietary information regarding the Licensed
            Process. UCT and Licensee shall collaborate to define an acceptable waste treatment/by-product handling procedure for disposal of spent baths from the Licensed Process, which is in accordance with applicable EPA and State regulations, and, if possible, which provides the necessary security against unauthorized access to waste products from the Licensed Process.

      3.6 Licensed Improvements. UCT shall promptly disclose to Licensee, subject to the confidentiality provisions of this Agreement, any improvements of the Licensed Process developed by UCT, and such improvements shall become part of the Licensed Process within the meaning of this Agreement. UCT agrees to provide any additional technical assistance (per paragraph 3.3 above) reasonably necessary to assist Licensee with implementation of improvements to the Licensed Process.

      3.7   Plating Line Design and Construction Assistance to Licensee

            UCT shall provide:

            a.    Initial site visit and consultation.

            b.    Plating line and tank design assistance and consultation.

            c.    Construction and setup oversight and consultation.

            d. UCT and Licensee hereby agree that UCT shall provide the plating line design and construction consultation and fabrication and parts for Licensee's Facility as provided in Proposal dated February 9, 2004 identified as Exhibit B attached hereto.

      3.8   Marketing Assistance

            UCT shall conduct sales training in Stuart, Florida at no cost if requested by Licensee's marketing team.

            UCT marketing personnel shall be available by phone or email for marketing and sales consultation.

            a. Licensee shall be allowed to utilize existing UCT marketing materials and new materials, as available.

            b. UCT shall agree to use its best efforts in supporting Licensee's marketing efforts as well as referral of customers who have either requested testing or have completed testing of the efficacy of the Licensed Process.

            c. UCT shall provide testing and plating capabilities for Licensee's customers until Licensee's line is fully operational. Test plating shall cost .20 per mil square inch. Sample work shall be at no charge. Bridge plating of production quantities shall be done on a quote-by-quote basis.

            d. UCT shall provide market protection to Licensee for Licensee's existing customers that make conversions to the Licensed Process.

            e. UCT shall continually work on new applications and uses for the Licensed Process and shall communicate successes and recommendations for market penetration to Licensee on a regular basis.

      3.9   Quality Control Assistance

            a. UCT QC personnel shall be available from 9:00 AM EST to 5:00 PM EST Monday through Friday for telephone and online QC consultation at no charge.

            b. UCT shall provide on-site QC problem solving assistance on difficult problems if telephone consultation determines a) the Licensed Process is a good technological application and the problem is expected to be solved and b) the telephone


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                  consultation has failed to solve the problem, at the same
                  rate as provided in Paragraph 3.3 herein.

      3.10  Chemistry Sales

            a. Subject to minimum order quantities and prices (based on Purchase Order volumes) on UCT's standard job-shop price list, UCT shall ship, within 72 hours of receipt of a bona-fide Licensee purchase order, chemistry to Licensee FOB UCT Plant, Stuart, Florida, with terms being net 30. International customers may be required to post a letter of credit before shipment.

            b. UCT shall not provide chemistry to any other licensee or OEM customer with pricing better than that offered to Licensee on comparable volumes.

            c. Licensee specifically agrees to purchase all bath makeup and replenishment chemicals (except NaOH), Components A, B, C and D, required utilizing the Licensed Process directly from UCT.

            d. The initial Standard Job-Shop Price List is attached hereto as Exhibit A. UCT specifically reserves the right to change this price list at any time should UCT's COSES materially change. Should Licensee develop long term contracts or customer quotes for the Licensed Process, consideration in pricing will be provided for specific situations.

      3.11  Co-Promotion

            UCT shall (i) list Licensee in its marketing materials as a Job-Shop Licensee, (ii) provide a link to Licensee's internet website on UCT's website and (iii) refer customers to Licensee.

      3.12  Referrals

            UCT shall use its best efforts to refer to Licensee any metal finishing job shop quotes utilizing the Licensed Process within the Territory which are developed by UCT or its OEM's. Licensee shall pay EO UCT six (6%) percent of all revenues received by Licensee from customers so referred by UCT to Licensee.

IV.   LICENSEE'S OBLIGATIONS

      4.0 Equipment Installation. Licensee shall install the equipment as specified and designed by UCT and as fully described in Exhibit B attached hereto and made a part hereof, in the time period described therein.

      4.1   Record Keeping

            a. Licensee shall provide UCT with monthly reports summarizing its use of the Licensed Process, its inventory of bath and, to the extent known, projected needs in terms of volumes and types of the bath chemicals for the two (2) months next following. At UCT's option, upon request of Licensee, UCT may accept oral communications of the report required under this subparagraph 4.1(a).

      4.2 UCT Audit and Review Rights: UCT shall have the right to periodic audits and reviews, at its own expense and at normal business hours, of Licensee's operations, with the scope of such reviews limited to:

            a.    Quality Control of the Licensed Process.

            b. Protection of UCT's intellectual property, trade secrets and branding.

            c. Compliance with the OEM exclusive provisions of the license contemplated by the term sheet.

            d. Licensee agrees to take remedial action to correct material deficiencies noted by UCT and to maintain the standards of quality referred to herein and prescribed by UCT.


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      4.3   Confidentiality Obligations.

            a. Licensee shall maintain in confidence and not disclose to any third party, except with the prior written approval of UCT, (1) any Proprietary Information, (2) any information derived from Proprietary Information or (3) other business or technical information disclosed by UCT and designated as confidential and subject to the obligations of this Paragraph. The obligations of confidentiality hereunder shall not apply to information which:

                  i. Is, an the time of disclosure in the public domain or thereafter becomes part of the public domain by publication or otherwise, through no fault of Licensee; or

                  ii. As shown by Licensee's written records was, at the time of UCT's disclosure, in the possession of or because of earlier disclosure to Licensee on a non-confidential basis by a third party entitled to disclose it to Licensee; or

            b. Is permitted by UCT to be disclosed by Licensee provided such permission is first obtained in writing form an officer of UCT.

            c. Any document prepared by or for Licensee as a result of or a part of its use of Proprietary Information and its development of the Licensed Process shall be marked by Licensee as "Confidential."

            d. Licensee agrees that it will not, without the permission of UCT, analyze or have analyzed any pre-formulated chemical mixtures provided by UCT in accordance with Paragraph 3.2 above, or plating baths produced from such chemical mixtures or the metal coatings deposited by said bath.

            e. Licensee agrees to require all of Licensee's employees having access to Proprietary Information to read this Paragraph 4.3 or a copy thereof and to provide written acknowledgement in form satisfactory to UCT, or an agreement that is in all material respects similar, of his/her agreement to be bound personally by the terms thereof. Further, Licensee shall require its employees involved in use and development of the Licensed Process to agree to assign to Licensee any inventions, conceived or discovered during his/her work with Proprietary Information.

            f. The obligation of this Paragraph 4.3 shall survive any termination of this Agreement.

      4.4 Licensee acknowledges that at the time of this Agreement it is not producing commercially a nickel-boron coating. If Licensee decides to produce a nickel-boron coating other than the Licensed Process hereunder, Licensee agrees to provide UCT with written notice of its decision at least three (3) months before such production is initiated by Licensee. Such notice shall include Licensee's certification that the new production coating does not fall within the scope of any claim of the UCT Patent, and said notice shall be accompanied by test plates coated with Licensee's proposed new nickel-boron coating. UCT shall have the right to analyze the applied nickel-boron coatings and UCT agrees that its use of the results of such analysis shall be limited to its use and enforcement of UCT's patent rights. UCT agrees that the confidentiality provisions of Paragraph 4.3 shall apply to UCT as if fully set forth herein in the event that Licensee's process is disclosed to UCT.

      4.5 Licensee agrees that it will operate the processes contained in Licensed Process in strict accordance with the UCT Operations Manual in conjunction with the training provided by UCT.

      4.6   Market Penetration and Information

            Market Penetration and Information:

            a. Licensee agrees, on a best efforts basis, to market UltraCem technology, including but not limited to, performing direct sales calls, telemarketing calls, direct mail marketing of materials and test plating.

            b. Licensee agrees to provide to UCT, monthly, a list of applications where the Licensed Process has been tested and is being applied, including information regarding the Licensed Process


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                  successes and failures on a case by case basis. UCT shall
                  have the option to visit customers with Licensee for service reasons or to learn the specific details of the Licensed Process applications. UCT agrees to hold this information confidential as per the terms of the confidentiality provisions in this Agreement and will not take commercial actions to market directly to said customers so long as this Agreement is in full force and effect and no breach of its terms and conditions has occurred.

            c. Should UCT refer new business to Licensee that is subject to previously negotiated commissions, Licensee shall pay the commissions if it decides to accept the business. Should Licensee decide to decline the referred business, UCT shall be free to refer the business to any other licensed metal finisher.

      4.7   License Fees to UCT and Minimum Chemistry Purchases

            Upon execution of this Agreement, Licensee shall pay to UCT a one time license fee in the amount of $0.0 and to retain its license rights, Licensee shall purchase all chemistry from UCT at minimum quantities of $25,000 during the first License Year; $75,000 during the second License Year and $150,000 during the third and subsequent License Years. Licensee shall purchase all plating bath chemicals required by the Licensed Process directly from UCT.

      4.8 Licensee specifically agrees that it shall provide UCT with a completed EDS sheet, identified as Exhibit C attached hereto, on each and every new application and UCT shall then provide a process for each specific new application.

V.    ORIGINAL EQUIPMENT MANUFACTURERS EXCLUSIVE RIGHTS

      5.0 Licensee hereby represents and warrants that it has been informed of and understands UCT's technology penetration strategy, including the exclusive licensing of its technology to certain Original Equipment Manufacturers, ("OEM'S"), in specific market segments or applications, that may hold a dominant market position or distribution channel strength or wish to establish greater market share by use of the Licensed Process having sufficient production volume to justify a stand alone facility and Licensee specifically agrees to the following terms:

            a. Licensee shall be specifically precluded, without prior written approval from UCT, from providing any metal finishing services utilizing the Licensed Process, to UCT's exclusive (by market segment or application) OEM's. It is recognized that UCT, in certain cases, will negotiate with the OEM's for a share in the Licensed Process added value and Licensee agrees not to compete with that effort. However, to the extent the OEM desires outside metal finishing capacity, UCT may refer that business to Licensee and share in the revenue as described hereinafter.

            b. Licensee shall be specifically precluded, without prior written approval from UCT, from providing any metal finishing services utilizing the Licensed Process, to any direct competitors of UCT's OEM exclusives. Licensee shall have the right to supply the OEM any other process from his process offerings; If Licensee is already supplying metal finishing services utilizing the Licensed Process, compensation related to Licensee's lost margins shall be paid to Licensee under an arrangement to be agreed by the Parties. UCT's OEM exclusive partners shall have the responsibility for providing a list to UCT and Licensee of its direct competitor companies and related exclusive applications, such list to be updated at least quarterly and treated as confidential information.

            c. UCT desires to provide incentives to Licensee beyond processing the Licensed Process within Licensee's operations. The Parties agree that the following additional compensation terms shall apply to OEM marketing.

                  (i) Should a customer, that Licensee has converted to the Licensed Process, decide to either move the process in-house on a captive basis or become an OEM exclusive, with UCT negotiation and approval, (i.e., Licensee no longer provides metal finishing services), Licensee shall be paid a royalty equal to the sum of 20% of upfront exclusive license fees plus 5% of the first 60 months of chemistry sales revenues to the OEM, such royalty to be paid as cash is received from the OEM.


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                  (ii)  Should Licensee convert an 0EM to an exclusive
                        (with UCT negotiation and approval), regardless of whether Licensee has provided metal finishing services previously, Licensee shall be paid compensation identical to Paragraph 5.0 c (i) above.

                  (iii) Should Licensee develop and convert customers to
                        new engineered specific applications and such applications become prosecuted by Licensee's customers, but not processed by Licensee, then Licensee shall be paid an "Applications Specific Royalty" of two (2%) percent of UCT's revenues for the first 60 months.

VI.   VALUE ADDED REVENUES

      6.0 If Licensee solely develops value added revenues with its customers, it is free to retain 100% of such additional value-added margins. However, if UCT develops and delivers to Licensee such applications with value added revenues, Licensee agrees to share in such additional revenues 50% with OCT.

VII.  TERMINATION

      7.0 By UCT. Default: The following shall constitute provisions of default under this Agreement. Licensee shall have a 60 day period to cure a default after notice given by UCT. After such 60 day cure period, if not cured, UCT shall have the right, subject to the following, to terminate this Agreement.

            a. Any attempt by Licensee to circumvent UCT's intellectual property and proprietary technology and/or trade secrets or any expansion of the technology license as outlined in
                  Section II above.

            b. Any violation by Licensee of the OEM exclusives outlined in Section V above, in which event UCT shall only have the right to terminate the exclusive rights described in this Agreement.

            c. Any failure by Licensee to execute its responsibilities as outlined in Section IV above.

            d. Any failure by Licensee to pay monies owed to UCT when due.

            e. The filing by Licensee or any of its subsidiaries for protection under the US Bankruptcy Statutes.

            f. Any failure of Licensee to satisfy the minimum purchase requirements described in Paragraph 4.9 herein, in which event UCT shall only have the right to terminate the exclusive rights described in this Agreement.

            g. Any violation of the Territory described in this Agreement.

            h. Any dispute beyond the said 60 day cure period shall be resolved by arbitration with the American Arbitration Association according to its commercial rules.

      7.1   By Licensee.

            a. Licensee shall have the right to terminate this Agreement due to a material default in performance under the terms of this Agreement that are not remedied within sixty (60) days of written notice thereof, at any time by giving notice in writing to UCT of its intent to do so at least thirty (30) days prior to a termination date designated in said notice.

            b. If Licensee determines that it no longer wishes to utilize the Licensed Process, it may simply cease to do so, subject to verification as set forth herein, and shall be subject to no further obligation or liability to UCT, for future purchases.

      7.2 Return of Proprietary Information. In the event of any termination of this Agreement, Licensee shall deliver to UCT all documents, original and all copies, disclosing Proprietary Information or prepared based on Proprietary Information, in Licensee's possession at the time of termination. With the return of such documents, Licensee shall reaffirm its obligation to maintain Proprietary Information in confidence in accordance with the provisions of Paragraph 4.3 of this Agreement. Licensee may


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            retain one copy of such documents for use solely as record of information subject to the confidentiality provisions of this Agreement.

      7.3 Term of Agreement. This Agreement shall become effective on the date first written above, and subject to the termination rights contained in Section VII hereof, this Agreement shall continue in force for an initial term of three (3) years and if Licensee shall not be in default in the terms of this Agreement this Agreement shall be automatically renewed .for three (3) additional three (3) year terms.

VIII. NEW PRODUCT DEVELOPMENT

      8.0 The Parties agree that all ownership and patent rights in and to products coated with Ultracem shall be solely owned by UCT.

IX.   INTELLECTUAL PROPERTY.

      9.0 During the term of this Agreement, Licensee shall be entitled to inform third parties that it is an independent representative of UCT. However, this Agreement does not confer upon Licensee any ownership rights to the proprietary, intellectual property of UCT presently owned or developed in the future, including, but not limited to, the trademarks, trade names, patents, copyrights or confidential information of UCT. Licensee shall advise UCT of any infringements of UCT's trade marks, trade names, patents or copyrights or other intellectual property rights of which it is informed or otherwise becomes aware.

      9.1 Any product, process, improvement or other technical development that is related to UCT's Ultracem or the Products plated by Licensee with Ultracem that are conceived or refined during the term of this Agreement shall be the sole property of UCT and Licensee's involvement with UCT and any of its customers shall in no way confer any rights of ownership on Licensee.

      9.2   Branding The Licensed Process

            Licensee specifically agrees to Brand the Licensed Process trademarks UltraCem and Cemkote and any other UCT licensed trademarks utilized by UCT through (i) notifying and educating each customer that the metal finishing applied is UltraCem or other UCT trademarks, (ii) include UltraCem or other UCT trademarks on Licensee's marketing materials and internet website along with a link to UCT's website and (iii) include a reference to the UCT .trademarks on each customer quote, invoice and packing slip where the UCT trademarks was utilized.

      9.3 Grant Back: Licensee agrees to grant UCT exclusive, royalty free, irrevocable license to use and sublicense any improvements to the bath chemistry made by Licensee during its use of same. Licensee agrees to inform UCT promptly of its development of improvements to the bath chemistry and to provide UCT, from time to time, with all comparative process and coating performance information obtained by Licensee during its use and development of the Licensed Process. Licensee shall use its best efforts to secure from its customers the results of customers' comparative testing of the coating applied by Licensee using the Licensed Process compared with other commercially available functional metal coatings. UCT shall have a right to use test data and all improvements derived from Proprietary Information without obligation to Licensee.

      9.4 Licensed Marks Required. Any coating applied by Licensee using the Licensed Process shall be advertised, marketed or sold only under the Licensed Marks.

      9.5   Conditions of Use of Licensed Marks.

            Licensee shall not use the Licensed Marks on or in connection with any business other than its application of metal coatings using the Licensed Process. Licensee shall not permit or authorize any person or other entity of any kind to use the Licensed Marks in any manner without the prior express written approval of UCT.

      9.6 Licensee shall use best efforts to assure that the coatings applied during its use of the Licensed Process and referred to in connection with the Licensed Marks meet the minimum specifications and standards of performance as may be prescribed by UCT.


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      9.7   Licensee shall comply with all laws, ordinances and
            regulations, local and federal, relating to the operation of its business associated with use of the Licensed Marks;

      9.8 UCT shall have the right of approval or rejection, before final printing and publication, of artwork, brochures, pamphlets, advertising or any other commercial publication by Licensee showing the Licensed Marks.

      9.9 All use of the Licensed Marks inure to the benefit of UCT. Licensee shall not, during the term of this agreement, or thereafter, attack the title or any rights of UCT in and to the marks.

      9.10 It is specifically agreed that UCT may terminate the license granted under this Agreement at any time if Licensee materially violates the requirements of Section IX hereof.

      9.11 Licensee acknowledges that its failure to cease use of the Licensed Marks or any remotely confusingly similar marks upon termination or expiration of this Agreement will result in immediate and irreparable damages to UCT. Licensee further acknowledges and admits that there is no adequate remedy at law for such failure to cease using the marks or any remotely confusingly similar marks, and Licensee agrees that, in the event of such failure, UCT shall be entitled to obtain temporary restraining orders and preliminary and permanent injunctions against such use.

      9.12 Licensee shall comply with all reasonable requests of UCT with respect to the appearance and use of the Licensed Marks, including any requests to change the form or style of the Licensed Marks.

                         X. MISCELLANEOUS PROVISIONS

      10.0 Warranty by UCT. UCT warrants and represents that as of the date of this Agreement, UCT has the right to grant a license to Proprietary Information and the Licensed Process in accordance herewith.

      10.1  Disclaimers by UCT.

            a. UCT represents that it knows of no patents that would be infringed by use of the Licensed Process. UCT agrees to indemnify and hold Licensee harmless against any claim of patent infringement by a third party but only when said claim is based on Licensee's use of a bath described, and as described, in UCT's Patent and Proprietary Information. This indemnification shall include, without limiting the generality of the foregoing, reasonable attorneys fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions or causes of action, and shall extend to the officers, employees and agents of Licensee. Licensee agrees to cooperate with UCT in any action brought by UCT against any third party to enforce UCT's Patents.

            b. UCT agrees to enforce its patent rights against infringers of its Patent.

            c. UCT SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, DESIGN, OPERATION OR FITNESS FOR USE OF PROPRIETARY INFORMATION OR THE LICENSED PROCESS, OR ANY OTHER REPRESENTATION OR WARRANTY, WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO PROPRIETARY INFORMATION OR THE LICENSED PROCESS.

      10.2 Indemnification by Licensee. Licensee shall indemnify and save UCT harmless from any and all claims, demands, actions and causes of action in connection with any and all injuries, damages or liability of any kind whatsoever, arising out of Licensee's use of the Licensed Process or distribution of products coated using a Licensed Process by or through Licensee or its affiliates if such claims, demands, actions or causes of action are adjudged to have resulted from the negligent acts or omissions of Licensee.

      10.3 Force Majeure. Neither of the Parties hereto shall be deemed in default or liable in damages for any delay or default in performance hereunder if such delay or default is caused by conditions beyond the defaulting Party's control, including but not limited to acts of God, governmental restrictions, continuing domestic or internal problems such as war or insurrection, strikes, floods, fires, work stoppages, unavailability of raw materials, and/or embargoes.

      10.4 NOTICES. Any notices given or required under this Agreement shall be in writing and be sent by certified mail, return receipt requested, to the appropriate address set forth above, or to such other address as either party shall have last designated by notice given in the appropriate manner, and as such notices shall be deemed to have been given three days after mailing.

            If to UCT:
            Chairman
            7825 SW Ellipse Way
            Stuart, Florida 34997

            If to Licensee:
            President

      10.5 AMENDMENTS AND ASSIGNMENTS. This Agreement may be amended only by an instrument in writing and signed by a duly authorized officer of both parties. This Agreement may not be transferred or assigned by either party without the prior Written consent of the other party, and any proposed transfer or assignment in violation of this Paragraph 6.6 shall be null and void.

      10.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida. The parties hereto irrevocably commit to the jurisdiction of the courts of the State of Florida in any action brought.

      10.7 INVALIDITY. If any portion of this Agreement is held invalid as a matter of law, such invalidity shall not affect the other provisions of this Agreement, all of which shall remain in full force and effect.

      10.8 INDEPENDENT CONTRACTORS. Licensee is and at all times shall remain an independent contractor in performing its duties as a Licensee of UCT. Licensee shall have no authority to enter into any contract or commitment to any agreement on behalf of OCT. All employees and agents of Licensee shall not under any circumstances be, or hold themselves out as being, employed by UCT or as agents of UCT. In the event that Licensee shall breach the terms of this Paragraph 6.9, UCT shall have the right to immediately terminate this Agreement upon written notice.

      10.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements, understandings or commitments, whether oral or in writing, relating to the subject matter hereof.

      10.10 WAIVER; REMEDIES CUMULATIVE. Failure of either party at any time to require performance of any provision of this Agreement shall in no way affect its rights at later time to enforce that provision. No waiver by either party or the breach of any provision of this Agreement shall be deemed to be or construed as a further or continuing waiver of such breach, or a waiver or breach of any other provision contained in this Agreement. All remedies set forth in this Agreement shall be cumulative and in addition to any other remedies legally available.

      10.11 PLURALS. Whenever in this Agreement there is used the singular, it shall be deemed to include the plural, and whenever the plural is used, it shall be deemed to include the singular.

      10.12 HEADINGS. Headings are included herein for convenience and shall not be deemed to affect the interpretation of any provisions set forth in this Agreement.

      10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, UCT and Licensee have executed this License Agreement on the day and year first above written.

Universal Chemical Technologies, Inc.

/s/ Richard Bourret                  /s/
--------------------                 ---------------------
CEO                                  Attest, Secretary

UCT Defense, LLC

/s/                                  /s/
-------------------                  ---------------------
CEO                                  Attest, Secretary

LICENSEE

/s/ Frank Gerardi                    /s/
-------------------                  ---------------------
CEO                                  Attest, Secretary


EXHIBITS
--------

A Chemistry Prices

B Proposal

C EDS


                                                                  Exhibit A

Universal Chemical Technologies, Inc.                 Quote
7825 SW Ellipse Way                                   Date        Quote #
Stuart, FL 34997                                      2/9/2004    5161
Phone # 772-223-6600
Fax # 772-223-9996
E mail info@universalchemical.com                     Name/Address
Web Site www.universalchemical.com                    IGI
                                                      105 Lincoln Avenue
                                                      Buena, NJ 08310-0607

             ----------------------------------------------------------------
             Typed by      Terms      Rep      FOB      Client's Name
             ----------------------------------------------------------------
                                      DH
             ----------------------------------------------------------------

     Item               Description                           Rate       Qty       Total
------------------------------------------------------------------------------------------
Chem A - Dr      UltraCem A - Make-Up (Drum)                  382.86      1         382.86
Chem B - Dr      UltraCem B - Reducer (Drum)                3,593.42      3      10,780.26
Chem C - Dr      UltraCem C - Stabilizer (Drum)             3,493.75      2       6,987.50
Chem D - Dr      UltraCem D - Nickel Replenisher (Drum)       523.90      6       3,143.40
NaOH - 110 lb    Sodium Hydroxide Pellets - 110 lb Bag        308.00      1         308.00
Chemistry        Opening Order 10% Discount                -2,160.20             -2,160.20

                 Shipping and handling billed separately.
                 Quoted prices are good for 30 days from
                 the date of this quote.
------------------------------------------------------------------------------------------

                                                               Total            $19,441.82
------------------------------------------------------------------------------------------

EXHIBIT B

February 9, 2004

Mr. Frank Gerardi
Chairman and CEO
IGI
105 Lincoln Avenue
Buena, New Jersey 08310-0687

Phone:  (856) 697-1441
Fax: (856) 697-2259
E-mail: gerardi700@aol.com
www.askigi.com

Reference: Preliminary estimate for an electroless nickel plating process tank system for use in applying the UltraCem metal finishing technology developed by Universal Chemical Technologies, Inc.

Proposal # 1004

Dear Frank:

Thank you for the opportunity to provide a preliminary proposal for an UltraCem plating tank line system. This proposal is subject to change due to requirement changes requested by the customer and price changes uncontrolled by Universal Chemical Technologies (UCT).

The UltraCem line will be manufactured in part by UCT and supporting contractors. It consists of freestanding chemical and rinse tanks, and an integral ventilation system between the process tanks. The system will come pre-plumbed and pre-wired, ready for installation. It will be the responsibility of IGI to provide the following equipment and make the following connections between the line/tanks and facilities:

            a.    De-Ionized water system
            b.    Tap water
            c. Electrical service to the line, rectifiers, scrubber and low pressure air blower
            d.    Compressed air with dryer
            e.    Degreasing/prep Station
            f.    Sand Blasting Station
            g.    Lab and equipment
            h.    Material Handling systems

The following supporting equipment will be designed i.e., with local, state and Federal regulations. A meeting should be scheduled with the district DEP inspector and the IGI project manager. This quote may need to be adjusted depending on the outcome of the meeting.

            a.    Closed Loop/Waste treatment system
            b.    Exhaust/Scrubber System
            c.    Chemical and Waste Storage areas
            d.    Containment wall.
            e.    Air Make-up system


Processing line for steel and steel alloy parts, non aluminum.


Pretreatment line 30"x36"x48" deep (225 gallons)

The pretreatment line will consist of the following tanks.

Tank 1      Soak/Anodic       180OF     SS Heater         0-12 volts/2500 amps
Tank 2      Double Rinse
Tank 3      Acid Salt         120OF     Teflon Heater
Tank 4      Single Rinse
Tank 5      Acid Pickle       120OF     Teflon Heater
Tank 6      Single Rinse
Tank 7      Woods Ni Strike   120OF     Teflon Heater     0-12 volts/1000 amps
Tank 8      Triple Rinse
Tank 9      Single Rinse

Rinse Tanks

Tank numbers 2, 4, 6, 8, and 9 feature bottom-mounted air agitation. Tank 2
will be double cascading rinse, and tank 8 will be triple cascading.   All
tanks will have a manual fill valve connected to the IGI's DI water system.

Process tanks

All pretreatment tanks will be equipped with the following:

      *     Manual fill valve
      *     Manual spray bar
      *     Digital temperature controllers with reset buttons and the heaters
      *     Solution recirculation and filter pumps
      *     Constructed of 3/4" polypropylene
      *     2 steel banks encapsulated with poly-pro
      *     Tanks will stand on 6" legs (option)

The rectifiers will be located outside the immediate confines of the plating line.

Remote controls can be installed if requested by the customer at the electro-clean tank and nickel strike tank to allow the operator to monitor and control the rectifiers without leaving the tank.


*     Plating Tanks This quote includes 2 UltraCem plating tanks.
*     Plating tanks will be equipped with the following
*     Manual fill valve
*     Manual spray bar
*     Digital temperature controllers with reset buttons and the heaters.
*     Solution recirculation and filter pumps.
* Plating tanks constructed of 100% 1" polypropylene 30"X36X54 deep with V-Bottoms.
*     3 steel support banks encapsulated with poly-pro

                              TERMS OF DELIVERY
                              -----------------

The total cost for the described equipment can only be estimated until an engineering evaluation can be completed and an evaluation of production load has been completed. We can broaden the slope of our work at your request. You will need a project manager or coordinator on site when project is launched until it is complete and the start up phase has concluded.

Estimated Cost: $600,000 + or - any contingencies should be budgeted to have the UltraCem Plating line installed at your facility. Any major building modifications to accommodate the process would be addition.

Date of Shipment:                  Approx. 3 months upon receipt of written
                                   order and clarification of technical
                                   details

Validity of prices:                3 months

Payment terms, once approved:      35% with the order
                                   20% production Installment (4/6 weeks)
                                   20% when tanks are ready for shipment
                                   20% upon installation
                                   5% operational


Agreed and accepted:

IGI            Universal Chemical Technologies, Inc.



         /s/ Frank Gerardi                   /s/ Richard H. Bourret
-----------------------------------    ------------------------------------
Frank Gerardi                          Richard H. Bourret
Chairman & CEO                         Chairman & CEO


                                  EXHIBIT C
                                  ---------

                                 Engineering
                                 Data Sheet

-----------------------------------------------------------------------------------------
Contact Name:                                Phone:
-----------------------------------------------------------------------------------------
Company Name:                                Fax:
-----------------------------------------------------------------------------------------
Address:                                     Email:
-----------------------------------------------------------------------------------------
                                             Website:
-----------------------------------------------------------------------------------------
                                             UCT Representative:
-----------------------------------------------------------------------------------------
                                   Part Information
-----------------------------------------------------------------------------------------
Part Name:        Part No.:        Qty shipped:        Expected qty per year:
-----------------------------------------------------------------------------------------
Described function of the part:              What are dimensions of the part?
-----------------------------------------------------------------------------------------
Substrate Material:                          Material Specs (DIN, UNS, AMS, ASTM):
-----------------------------------------------------------------------------------------
Are there critical areas of the part?    The parts are:       Approx. cost/value of part:
(if yes, identify on drawing)            [ ] new [ ] used
-----------------------------------------------------------------------------------------
Have the parts been soldered,                         If yes, described:
Welded, glued etc?                 [ ] yes  [ ] no
-----------------------------------------------------------------------------------------
Have the parts been heat-treated                      If yes, temperature exposed to   OF
                                   [ ] yes  [ ] no    Describe heat-treat process:
-----------------------------------------------------------------------------------------
Have the parts been coated?                           If yes, described:
                                   [ ] yes  [ ] no
-----------------------------------------------------------------------------------------
Have the parts been                                   If yes, describe
Carburized or nitrided?            [ ] yes  [ ] no
-----------------------------------------------------------------------------------------
Is the mating surface abrasive?                       What materials or chemicals contact
                                   [ ] yes  [ ] no    the part?
-----------------------------------------------------------------------------------------
Is the part under high loads or impact?               Max, operating temperature       OF
                                   [ ] yes  [ ] no
-----------------------------------------------------------------------------------------




Does the part slide or rotate?     [ ] yes  [ ] no    If yes, describe:
-----------------------------------------------------------------------------------------
                                     Part Processing
-----------------------------------------------------------------------------------------
How thick should we                                   What tolerances are we
Deposit the coating?                                  Expected to hold?
-----------------------------------------------------------------------------------------
Can we expose the part to                             If no, what is the max. temperature
725OF for 90 min.?                 [ ] yes  [ ] no    We may expose the part to?       OF
-----------------------------------------------------------------------------------------
Is masking required?                                  Is corrosion resistance
(if yes, please forward drawing)   [ ] yes  [ ] no    A requirement       [ ] yes  [ ] no
-----------------------------------------------------------------------------------------
Special surface finish requirements                   If yes:
                                   [ ] yes  [ ] no
-----------------------------------------------------------------------------------------
Special Instructions:

-----------------------------------------------------------------------------------------

Name:__________________Title:_______________Signature:__________________Date:____________

---------------------------------------------------------------------------
Customer agrees that UCT shall not be liable or responsible for any damage to or destruction of the Customer's property resulting from inaccurate or incomplete information contained in this EDS. The information contained herein is considered confidential and will be guarded against disclosure.
---------------------------------------------------------------------------